Subscription Agreement

Details

Date

26 June 2007

Parties

China Stem Cell Holdings Limited, of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands or its wholly-owned subsidiary.

("the **Subscriber**")

CordLife Limited (ABN 48 108 051 529) of Level 2, 405 Little Bourke Street, Melbourne, Victoria 3000

("the **Company**")

Background

A The Company wishes to raise additional capital to fund its working capital requirements and expansion of its tissue banking business by allotting and issuing ordinary shares to the Subscriber.

B The Subscriber wishes to subscribe for, and the Company wishes to allot and issue, 11,730,000 fully paid ordinary shares in the capital of the Company to the Subscriber on and subject to the terms and conditions set out in this Agreement.

1. Interpretation

1.1 Definitions

ASX means Australian Stock Exchange Limited ABN 98 008 624 691.

Business Day means a business day as defined in the Listing Rules.

Company Reporting Documents means all filings and disclosures made by the Company with ASX and the Australian Securities and Investments Commission pursuant to its obligations under the Corporations Act and the Listing Rules, including (but not limited to) pursuant to Rule 3.1 of the Listing Rules.

Corporations Act means the Corporations Act 2001 (Cth).

Encumbrance means any legal or equitable interest or power reserved in or over any asset (or any interest in any asset) or created or otherwise arising or subsisting in or over any asset (or interest in any asset) under a charge, transfer, mortgage, pledge, lien, trust or power by way of security for the payment of a debt or the performance of any obligation.

Government Agency means any foreign or Australian government, governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Immediately Available Funds means cash or electronic funds transfer.

Listing Rules means the official listing rules of ASX.

Litigation Claim means the litigation proceeding in New Jersey, details of which the Company has disclosed in writing to the Subscriber in a letter dated June 2007, in respect of which the Company's subsidiary, Cytovations Inc, has been joined as a party.

Purchase Price means $7,976,400.

Placement Shares means the 11,730,000 fully paid ordinary shares in the capital of the Company to be allotted and issued to the Subscriber in accordance with this Agreement.

Placement Price Per Share means $0.68.

1.2 Interpretation

Except where the context otherwise requires, in this document:

(a) a reference to **this Agreement** means this document including the schedules and appendices to it;

(b) a reference to **$** is to Australian currency;

(c) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

(d) a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act 2001 (Cth).

2. Subscription for Placement Shares

2.1 Agreement to Subscribe

Subject to the terms and conditions of this Agreement, the Company agrees to allot and issue, and the Subscriber agrees to subscribe and pay for, the Placement Shares for the Placement Price Per Share.

2.2 Signing, payment, issue and allotment

(a) The execution of this Agreement will take place on 26 June 2007 (the **Signing Date**) at the offices of the Company,

(b) Subject to the Company delivering the Subscriber the legal opinion required to be delivered by the Company under, and in accordance with, clause 8, the Subscriber shall pay the Purchase Price for the Placement Shares to the Company in Immediately Available Funds, within 10 days of the Signing Date.

(c) No later than the next Business Day after the Subscriber pays the Purchase Price, the Company shall allot and issue the Placement Shares to the Subscriber or is nominee and procure that the Subscriber or its nominee is entered in its uncertificated share register as the holder of the Placement Shares.

(d) Immediately after the allotment and issue of the Placement Shares, the Company will do such things and take such steps as are necessary to enable the despatch of holding statements to the Subscriber or its nominee showing the Subscriber (or its nominee's) holding of Placement Shares and Security Holder Reference Number or Holder Identification Number.

3. Quotation of Placement Shares

(a) Immediately following payment of the Purchase Price the Company must do such things and take such steps as are necessary to secure the listing and quotation of all of the Placement Shares, including by applying, at its own expense, for the official quotation of the Placement Shares on the ASX .

(b) The Company must use its reasonable endeavours to maintain the quotation and listing of its ordinary shares on ASX and must not take any action which would reasonably be expected to result in the delisting of its ordinary shares from ASX.

4. Resale of Placement Shares

The Company must take all such steps as are necessary to ensure that the Placement Shares will be capable of resale by the Subscriber without disclosure to investors under Part 6D.2 of the Corporations Act, including giving ASX the notice required to be given by it under section 708A(5)(e) of the Corporations Act (and containing the information required under section 708A(6)(b) to (e) of the Corporations Act) no later than the second Business Day after the day on which the Placement Shares are issued.

5. Company's representations and warranties

The Company represents and warrants to the Subscriber that:

(a) it and each of its subsidiaries is duly incorporated and validly existing under the laws of the place of its incorporation;

(b) it has the requisite power and authority to enter into and perform this Agreement, and may enter into this Agreement and perform its obligations under this Agreement without requiring or obtaining the consent of any other person or authority;

(c) the entry into and performance of this Agreement by the Company does not constitute a breach of any obligation or default under any agreement by which the Company is bound;

(d) the Placement Shares are duly authorised and, when issued and paid for in accordance with this Agreement, shall be validly issued and shall rank pari passu in all respects with all ordinary shares of the Company free from all Encumbrances;

(e) the Company is and will, at the time the Placement Shares are issued, be able to satisfy the requirements of section 708A(5) and 708A(6) of the Corporations Act 2001 such that any sale of the Placement Shares will not require disclosure to investors under Part 6D.2 of the Corporations Act;

(f) the Company is in compliance with all filing and disclosure obligations applicable to it under the Corporations Act and the Listing Rules, including (but not limited to) its continuous disclosure obligations under Rule 3.1 of the Listing Rules and (other than in respect of the transactions contemplated by this Agreement) is not relying on the carve-out in Listing Rule 3.1 to withhold any information from public disclosure;

(g) The consolidated financial statements of the Company included in the Company Reporting Documents comply as to form in all material respects with the Corporations Act, and all applicable accounting requirements applicable to the preparation of financial statements have been prepared in accordance with generally accepted accounting principles in Australia or AIFRS as applicable at the relevant date and fairly represent in all material respects, the consolidated financial position of the Company as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended, and since 30 June 2006 (other than as disclosed to the ASX since 30 June 2006) there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of the Company;

(h) all information contained in the Company Reporting Documents was, as at the date of such filing or disclosure, complete and accurate and not misleading or deceptive and the Company Reporting Documents did not materially omit any information required to be disclosed under the Corporations Act or the Listing Rules;

(i) the allotment and issue of the Placement Shares does not require the approval of the Company's shareholders or any other person;

(j) as at the date of this Agreement the Company has on issue 78,200,000 ordinary shares and 1,246,680 options to subscribe for 1,246,680 ordinary shares in the Company (the **Outstanding Securities**);

(k) other than the Outstanding Securities the Company has no other securities on issue;

(l) other than the 6,800,000 ordinary shares capable of being issued pursuant to the exercise of options under the Company's Employee Option and Share Performance Rights Plan (including the ordinary shares issuable pursuant to the exercise of the 1,246,680 options on issue) and the Placement Shares, the Company is not required to issue any ordinary shares or any securities or instruments which may convert into ordinary shares;

(m) the Company and its subsidiaries possess all certificates, authorisations, permits and licences ("**Authorisations**") necessary to conduct their respective businesses in Hong Kong, Singapore, Australia , Indonesia and all the jurisdictions in which they are carried on, including, without limitation, all Authorisations necessary for the conduct of their respective cord blood storage businesses and neither the Company nor any subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Authorisation;

(n) other than completion of the construction of a cord blood laboratory and storage facility neither the Company nor any of its subsidiaries is aware of any matter or has any reason to believe there could be any matter which would prevent the Company from obtaining all necessary Authorisations from each relevant Government Agency to commence business in India and the commencement of their respective businesses in India will not constitute a violation of any applicable laws and neither the Company nor any subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Authorisation;

(o) the Company and its subsidiaries are in compliance in all material respects with all the laws and regulations applicable to them in Hong Kong, Singapore, Australia, Indonesia and all the jurisdictions in which they carry on their respective businesses, including all orders of any Government Agency having jurisdiction over them;

(p) the net proceeds of the Purchase Price will be used for working capital of the Company and the expansion of the Company's tissue banking business in India and Indonesia;

(q) all information provided by the Company to the Subscriber is complete, accurate and not misleading or deceptive and without material omittance; and

(r) except for (i) the Litigation Claim and (ii) the impending appointment of an administrator in respect of the winding up of Cytovations Inc, neither the Company nor any of its subsidiaries is engaged in any legal or governmental actions, investigations, prosecutions, suits or proceedings (**Proceedings**), nor are any Proceedings pending, or to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries.

6. Subscriber's representations and warranties

The Subscriber represents and warrants to the Company that:

(a) it is duly incorporated and validly existing under the laws of its place of incorporation;

(b) it has the requisite power and authority to enter into and perform this Agreement, and may enter into this Agreement and perform its obligations under this Agreement without requiring or obtaining the consent of any other person or authority; and

(c) the entry into and performance of this Agreement by the Subscriber does not constitute a breach of any obligation or default under any agreement by which the Subscriber is bound.

7. Indemnity

(a) The Company indemnifies the Subscriber against:

(i) any and all losses suffered or incurred by the Subscriber by reason of any breach of any of the representations and warranties of the Company in clause 5; and

(ii) any and all losses suffered or incurred by the Subscriber by reason of the Litigation Claim

(b) The Subscriber indemnifies the Company against any and all losses suffered or incurred by the Company by reason of any breach of any of the representations and warranties of the Subscriber in clause 6.

8. Legal opinions

Prior to payment of the Purchase Price, the Company shall deliver to the Subscriber a legal opinion from its legal counsel in Australia confirming the matters set out in clauses 5(a) (so far as the Company is concerned), 5(b), 5(c), 5(d), and 5(i) above.

9. Board representation

On payment of the Purchase Price and completion of all necessary and appropriate Company, ASIC and ASX documentation the Company agrees to appoint one person nominated by the Subscriber as a director of the Company.

10. Appointment of Advisor

On payment of the Purchase Price and completion of all necessary and appropriate Company, ASIC and ASX documentation the Company agrees to appoint one person nominated by the Subscriber as an advisor to the Company.

11. Further assurance

Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.

12. Entire understanding

This Agreement:

(a) is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(b) supersedes any prior agreement or understanding on anything connected with that subject matter.

13. Variation

An amendment or variation of this Agreement is not effective unless it is in writing and signed by the Subscriber and the Company.

14. No Assignment

No party to this Agreement may assign or purport to assign its rights or obligations under this Agreement, without the prior written consent of the other party.

15. Costs and stamp duty

15.1 Costs

Each party must pay its own costs connected with negotiation, preparation and execution of this Agreement.

16. Counterparts

(a) This Agreement may be executed in any number of counterparts.

(b) Each counterpart is an original but the counterparts together are one and the same agreement.

17. Governing law and jurisdiction

17.1 Law of Victoria

The law of Victoria governs this Agreement.

17.2 Parties to submit to jurisdiction

The parties submit to the non-exclusive jurisdiction of the courts of Victoria.

Signing page

EXECUTED as an agreement.

Executed by **China Stem Cells Holdings Limited.**	)
by	)

Name

Title

Executed by **CordLife Ltd**	)
by its duly appointed officer in the presence of:	)

Signature of Director	Signature of Secretary/other Director
Steven Fang	ALBERTO BAUTISTA
Name of Director in full	Name of Secretary/other Director in full